EXHIBIT 10.1

Agreement for Professional Services

FIRST AMENDMENT OF AGREEMENT FOR
PROFESSIONAL SERVICES

by and between

TRUSSNET USA, INC. (a Delaware corporation)

and

TRUSSNET USA, INC. (a Nevada Corporation)

First Amendment to
Agreement for Professional Services

This First Amendment to Agreement for Professional Services, effective as of October 1, 2009 ("First Amendment"), amends that certain Agreement for Professional Services ("Agreement") by and between Trussnet USA, Inc., a Delaware corporation ("TND"), and Trussnet USA, Inc., a Nevada corporation ("TNN"). Section references in this First Amendment correspond to the equivalent Section of the Agreement.

The Agreement is hereby amended by deleting the original Section 4 and inserting the following Section 4:

4. Payment

TNN shall pay TND for the Services it provides to TNN at TND's standard hourly rates and/or based upon a fixed fee for specific Services. Hourly time charges are subject to change by TND upon thirty (30) days prior written notice. Within ten (10) days after the end of each calendar month during the term of this Agreement, or at such other intervals as TNN and TND mutually agree, TND shall submit an invoice to TNN generally describing the Services during the prior month or agreed upon time interval and identifying the amount of compensation due TND for the Services it has provided to TNN. TNN shall pay TND's invoice for the Services performed to date in installments of Ten Million Dollars ($10,000,000) per month, effective October 1, 2009, and the first day of each succeeding month ("Payment Due Date"), until paid in full.

All amounts now or subsequently due and unpaid to TND for Services shall be converted into shares of Series A Common Stock ("Shares") of TNN's parent company, China Tel Group, Inc. at a conversion price equal to the lesser of: (i) ninety-five ($0.95); or (ii) eighty percent (80%) of the volume weighted average of the closing bid price for the Shares on the Over The Counter Bulletin Board Exchange for the ten (10) day period prior to each Payment Due Date.

Except as expressly amended by this First Amendment, all other terms of the Agreement remain in full force and effect.

Trussnet USA Inc. (Delaware)

By: /s/ Christopher B. Young
Printed Name: Christopher B. Young
Title: Chief Operating Officer

Trussnet USA, Inc. (Nevada)

By: /s/ George Alvarez
Printed Name: George Alvarez
Title: Chief Executive Officer